Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Rogers Communications Inc.

We consent to the use of:

•
our report dated February 9, 2017 on the consolidated financial statements of Rogers Communications Inc. (the “Company”) which comprise the consolidated statements of financial position of the Company as at December 31, 2016 and December 31, 2015, the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2016, and notes, comprising a summary of significant accounting policies and other explanatory information; and

•	our report dated February 9, 2017 on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016,

each of which is included in this annual report on Form 40-F of the Company for the fiscal year ended December 31, 2016.

Our report dated February 9, 2017 on the consolidated financial statements of the Company refers to Note 2(d) to the consolidated financial statements which indicates that the comparative information presented for the year ended December 31, 2015 has been adjusted to reflect the retrospective adoption of a new accounting policy.

We also consent to the incorporation by reference of such reports in Registration Statement No. 333-209931 on Form F-10 and Registration Statement No. 333-170234 on Form F-3D of the Company.

/s/ KPMG LLP
Chartered Professional Accountants, Licensed Public Accountants

February 9, 2017
Toronto, Canada